Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 24, 2006, except for the last paragraph of Note 2, as to which the date is August 31, 2006,  relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of CNL Retirement Properties, Inc. which appears in Health Care Property Investors, Inc’s Current Report on Form 8-K dated September 7, 2006. We also consent to the reference to us under the heading “Experts.”

/s/ PricewaterhouseCoopers LLP
Orlando, Florida
September 7, 2006